Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NII HOLDINGS, INC.

(Amended and Restated as of August 20, 2019)

NII Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

1. The name of the corporation is NII Holdings, Inc. (the “Corporation”). The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 18, 2000 under the name of NII Acquisition Company. A Certificate of Merger was filed with the Secretary of State on November 28, 2000. A Certificate of Amendment was filed with the Secretary of State on December 21, 2001. A Restated Certificate of Incorporation was filed with the Secretary of State on November 12, 2002. Certificates of Amendment were filed with the Secretary of State on May 5, 2004 and on May 4, 2006. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on May 22, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on June 26, 2015.

2. This Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), which both restates and further amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation as hereinafter set forth, was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law on [], 2019.

3. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST:  The name of the Corporation is NII Holdings, Inc.

SECOND:  The address of its registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:  Authorized Shares.

The total authorized number of shares of all classes of capital stock which the Corporation has authority to issue is one hundred fifty million (150,000,000) shares, divided into two classes as follows:

One hundred forty million (140,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and Ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

A. Common Stock.

1. Voting Rights. Subject to any voting rights granted to Preferred Stock outstanding at the time, each share of Common Stock shall be entitled to one (1) vote per share, in person or by proxy, on all matters submitted to a vote of the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote. Except as otherwise required in this Certificate of Incorporation, the Corporation's Bylaws or by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation generally (or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock, if any).

2. Dividends and Distributions. Subject to the preferences applicable to any Preferred Stock outstanding at any time, if any, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Corporation's Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

3. Liquidation. If the Corporation shall be liquidated (either partial or complete), dissolved or wound up, whether voluntarily or involuntarily, the holders of the Common Stock shall be entitled to share ratably in the net assets of the Corporation remaining after payment of all liquidation preferences, if any, applicable to any outstanding Preferred Stock.

B. Undesignated Preferred Stock.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as preferred stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of stock may be made dependent upon facts ascertainable outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. Such authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

(1) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(2) the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

(3) whether or not the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and conditions of such redemption;

(4) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

(5) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, or of any other series of any class or classes, of stock of the Corporation and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(6) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

(7) the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation or upon any distribution of its assets; and

(8) any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

C.    Non-Voting Securities.

The Corporation shall not issue non-voting equity securities; provided, however, that the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of non-voting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. §1123(a)(6)).

FIFTH:

A. The number of directors constituting the Board of Directors shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation.

B. Until the 2017 Annual Meeting, the directors shall be divided into two classes, designated as Class I and Class II. The initial term for the one director in Class I shall expire at the annual meeting of stockholders to be held in 2016 and thereafter at the annual meeting of stockholders to be held in 2017. The term for all of the other directors who shall be in Class II shall expire at the annual meeting of stockholders to be held in 2017. At the 2017 Annual Meeting of Stockholders, and each annual meeting of stockholders thereafter, each director shall be elected for a term expiring at the next annual meeting of stockholders and until such director's successor is elected and qualified, or such director's earlier resignation or removal. So long as the Board of Directors is divided into classes, any increase or decrease in the number of directors constituting the Board shall be apportioned among the classes so as to maintain at least one director in each class. Any director elected or appointed to fill a vacancy shall hold office for the remaining term of the class to which such director is assigned. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The Bylaws may contain any provision regarding classification of the Corporation’s directors not inconsistent with the terms hereof. Until the 2017 Annual Meeting of Stockholders, the affirmative vote of holders of no less than seventy-five percent (75%) of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Clause B.

SIXTH:

A. The Board of Directors is authorized to make, alter, amend or repeal the Bylaws of the Corporation (other than Sections 2.2 (Annual Meetings), 2.3 (Special Meetings), 2.5 (Quorum), 2.6 (Voting), 2.8 (Submission of Business for Consideration at Meetings of Stockholders), 2.9 (Action Without a Meeting), 3.1 (Number and Qualification), 3.2 (Election and Term), 3.3 (Nominations), 3.4 (Majority Voting in Director Elections); 3.5 (Vacancies); 3.6 (Removal), 8.7 (Beneficial Ownership) and Article IX of the Bylaws (as such provisions are designated in the Bylaws in effect on the date hereof) unless otherwise provided in any such provision, or any provision to the extent adopted, altered, amended or repealed pursuant to an action taken by stockholders, any successor provision to such provisions or any other alteration or amendment inconsistent with such sections). The stockholders acting by the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock, voting together as a single class, are also authorized to make, alter, amend or repeal the Bylaws of the Corporation.

B. The Corporation shall not be governed by or subject to Section 203 of the Delaware General Corporation Law.

C. Subject to the rights of the holders of any series of Preferred Stock:

(1) any action required or permitted to be taken by the stockholders of the Company may be taken at a duly called annual or special meeting of stockholders of the Company or without a meeting by means of any consent in writing of such stockholders; and

(2) special meetings of stockholders of the Company may be called by the secretary upon the written request of the chairman of the Board or chief executive officer at any time and shall be called by the secretary upon the request in writing of not less than a majority of the Board of Directors, or of stockholders holding, beneficially or of record, not less than thirty-three percent (33%) of the Common Stock of the Corporation issued and outstanding and entitled to vote, where beneficial ownership for these purposes may be established by any method prescribed by Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended, or any successor provision (without giving effect to any minimum threshold or duration of ownership limitation therein).

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Company of any class or series entitled to vote generally in the election of Directors.

SEVENTH:

A. To the fullest extent permitted by the Delaware General Corporation Law as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director, provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

B. The rights and authority conferred in this Article SEVENTH shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

C. Neither the amendment, alteration or repeal of this Article SEVENTH, nor the adoption of any provision inconsistent with this Article SEVENTH, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, alteration or repeal with respect to acts or omissions occurring prior to such amendment, alteration, repeal or adoption.

D. Any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the Delaware General Corporation Law, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Persons who are not directors or officers of the Corporation and are not serving at the request of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The indemnification conferred in this Clause D shall also include the right to advancement by the Corporation of any and all expenses (including attorneys' fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that the advancement of expenses (including attorneys' fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Clause D.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 20th day of August, 2019.

NII HOLDINGS, INC.

By: /s/ Shana C. Smith
Name: Shana C. Smith
Office: Vice President, General Counsel and Corporate Secretary